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                                  EXHIBIT 99.1

[NCBE logo]  [NATIONAL CITY BANCSHARES, INC. letterhead]

FOR IMMEDIATE RELEASE

Contact:  Robert A. Keil, President (812) 464-9673


NATIONAL CITY BANCSHARES, INC. DECLARES FIVE PERCENT STOCK DIVIDEND AND INCREASED QUARTERLY CASH DIVIDEND

EVANSVILLE, INDIANA -- October 22, 1999 -- National City Bancshares, Inc. (Nasdaq: NCBE) (http://www.ncbe.com) announced today that on October 20, 1999, its Board of Directors declared a five percent (5.0%) stock dividend payable on December 7, 1999, to all shareholders of record November 21, 1999, consistent with the Company's policies and past practices.

Consistent with the Company's practice of reviewing the dividend payout in the fourth quarter of the year, the Board of Directors announced a one cent ($0.01) per share (5.0%) increase in its regular quarterly cash dividend. The payment of dividends is based on the Company's current and expected earnings performance. The cash dividend of twenty-one cents ($.21) per share is payable January 7, 2000, to shareholders of record at the close of business on December 21, 1999.


"Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause NCBE's actual results to differ from those expected at the time of this release. Investors are urged to carefully review and consider the various disclosures made by NCBE in its periodic reports filed with the Securities and Exchange Commission.



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